SCHEDULE 14A INFORMATION


         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934




Filed by the Registrant [ X ] Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[  X  ]     Preliminary Proxy Statement
[     ]     Definitive Proxy Statement
[     ]     Definitive Additional Materials
[     ]     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                     THORNBURG MORTGAGE ASSET CORPORATION
                 (Name of Registrant as Specified in Charter)


                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[     ]     $125  per  Exchange  Act  Rules  0-11(c)(1)(ii),  14a-6(i)(1),  or
            14a-6(j)(2).
[     ]     $500 per each party to the  controversy  pursuant to Exchange  Act
            Rule 14a-6(i)(3).
[     ]     Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(4)
            and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:           $0

     2) Form, Schedule or Registration No.:

     3) Filing Party:

     4) Date Filed:

                     THORNBURG MORTGAGE ASSET CORPORATION






                                 March 24, 1997




To Our Shareholders:

   You  are   cordially   invited  to  attend  the  1997  Annual   Meeting  of
Shareholders (the "Annual Meeting") of Thornburg Mortgage Asset Corporation to be held at the Hotel Plaza Real, Nambe Room, 125 Washington Avenue, Santa Fe, New Mexico 87501, on Thursday, April 24, 1997, at 9:00 a.m. Mountain Standard Time ("MST").

   The business of the meeting is to elect four nominees to the Board of Directors and to approve amendments to the amended and restated 1992 Stock Option Plan. Information about the nominees for election and the amendments to the amended and restated 1992 Stock Option Plan are in the enclosed proxy statement.

   Only shareholders of record at the close of business on March 14, 1997 will be entitled to notice of and to vote at the Annual Meeting.

   While we hope many shareholders will exercise their right to vote their shares in person, we recognize that many shareholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. All you need to do is mark the proxy to indicate your vote, date and sign the proxy, and return it in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management's recommendations, you need not mark your votes on the proxy but need only sign, date and return the proxy in the enclosed postage-paid envelope in order to record your vote.

                                   Sincerely,




                               Larry A. Goldstone
                               President and Chief Operating Officer

                     THORNBURG MORTGAGE ASSET CORPORATION
                            119 East Marcy Street
                          Santa Fe, New Mexico 87501
                                (505) 989-1900


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

   The Annual Meeting of Shareholders of Thornburg Mortgage Asset Corporation will be held at the Hotel Plaza Real, Nambe Room, 125 Washington Avenue, Santa Fe, New Mexico 87501, on Thursday, April 24, 1997, at 9:00 a.m. MST, to consider and act upon the following matters:

1. The election of one Class II Director to serve for a two-year term and until his successor is duly elected and qualified and three Class III Directors to serve for three-year terms and until their successors are duly elected and qualified;

2. Approval of  amendments to the amended and restated 1992 Stock Option Plan;
   and

3. Such other business as may properly come before the Annual Meeting of Shareholders, or any and all adjournments thereof.

   Only shareholders of record at the close of business on March 14, 1997, the record date, will be entitled to vote at the Annual Meeting.

   Management desires to have maximum representation of shareholders at the Annual Meeting. In order that your shares may be represented at the Annual Meeting, management respectfully requests that you date, execute and promptly mail the enclosed proxy in the accompanying postage-paid envelope. A proxy may be revoked by a shareholder by notice in writing to the Secretary of the Company at any time prior to its use, by presentation of a later-dated proxy, or by attending the Annual Meeting and voting in person.

                                    By order of the Board of Directors




                                    Michael B. Jeffers
                                    Secretary
Dated:  March 24, 1997

                           YOUR VOTE IS IMPORTANT.
                    PLEASE PROMPTLY DATE, SIGN AND RETURN
                     YOUR PROXY IN THE ENCLOSED ENVELOPE.

                     THORNBURG MORTGAGE ASSET CORPORATION
                            119 East Marcy Street
                          Santa Fe, New Mexico 87501
                                (505) 989-1900


                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held April 24, 1997


   This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Thornburg Mortgage Asset Corporation, a Maryland corporation, (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held at the Hotel Plaza Real, Nambe Room, 125 Washington Avenue, Santa Fe, New Mexico 87501, on Thursday, April 24, 1997, at 9:00 a.m. MST and any and all adjournments thereof (collectively the "Annual Meeting"). The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement, the accompanying proxy card and the Notice of Annual Meeting of Shareholders are being provided to shareholders beginning on or about March 24, 1997.

                             GENERAL INFORMATION

SOLICITATION OF PROXIES

   The enclosed proxy is solicited by the Board of Directors of the Company. The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by mail, and also may be made by personal interview, telephone, facsimile transmission and telegram on behalf of the Company by directors and officers of the Company. Banks, brokerage houses, nominees and other fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to their beneficial owners. The Company does not expect to engage an outside firm to solicit votes.

RECORD DATE, QUORUM AND VOTING REQUIREMENTS

   Holders of shares of the Company's common stock ("Common Stock") at the close of business on March 14, 1997, the record date, are entitled to notice of, and to vote at, the Annual Meeting. On that date, 16,321,578 shares of Common Stock were outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote on each matter presented at the Annual Meeting. The presence, in person or by proxy, of shareholders representing 50% or more of the issued and outstanding stock entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting.

   Shares of Common Stock represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this proxy statement as directors and FOR the proposal to amend the amended and restated 1992 Stock Option Plan (the "Plan").

   Representatives of the Company's transfer agent will assist the Company in the tabulation of the votes. Abstentions and broker non-votes are counted as shares represented at the meeting for purposes of determining a quorum. An abstention has the effect of a vote "withheld" with respect to the election of directors and has no effect on the outcome with respect to the proposal to amend the Plan. Broker non-votes are not entitled to vote because they indicate the withholding of power to vote on a specific matter and therefore have no effect on the outcome of a proposal.

REVOCABILITY OF PROXY

   The giving of the enclosed proxy does not preclude the right to vote in person should the shareholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Secretary of the Company that the proxy is revoked, by presenting to the Company a later-dated proxy executed by the person executing the prior proxy, or by attending the Annual Meeting and voting in person.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information as of March 14, 1997, relating to the beneficial ownership of the Company's Common Stock by beneficial owners who hold more than 5% of the outstanding shares of the Company's Common Stock, each director of the Company and all executive officers and directors of the Company as a group.
                                                             Percent of
                                                  Number   Voting  Shares
         Name of Security Holder                 of Shares Outstanding (1)
  ---------------------------------------------- --------- ---------------

  H. Garrett Thornburg, Jr. (2) ................ 405,815         2.39%
  David A. Ater (3).............................  31,697          *
  Joseph H. Badal (3) ..........................  34,062          *
  Larry A. Goldstone (2) ....................... 178,564         1.05%
  Owen M. Lopez (4) ............................  13,333          *
  James H. Lorie (3) ...........................  34,697          *
  Stuart C. Sherman (5).........................  32,888          *
  Wellington Management Company (6) ...........1,589,400         9.40%

  All Executive Officers and Directors
  as a Group (8 persons) (7) ..................  819,817         4.84%

    * less than 1% of the outstanding shares.
(1) Based on 16,901,609 shares of Common Stock (including 580,031 shares which can be acquired upon the exercise of options granted pursuant to the Stock Option Plan) issued and outstanding, as of the date of this Proxy Statement.
(2) Includes 175,980 Common Shares which can be acquired upon the exercise of options.
(3) Includes 31,697 Common Shares which can be acquired upon the exercise of options.
(4) Includes 13,333 Common Shares which can be acquired upon the exercise of options.
(5) Includes 31,648 Common Shares which can be acquired upon the exercise of options.
(6) Based on information filed with the Securities & Exchange Commission as of December 31, 1996. The address of Wellington Management Company is:
     75 State Street, Boston, MA, 02109.
(7) Includes 580,031 Common Shares which can be acquired upon the exercise of options. None of the Executive Officers or Directors own any Preferred Shares of the Company.

                            ELECTION OF DIRECTORS

   The Company's bylaws provide that the number of directors which shall constitute the entire Board of Directors shall be fixed from time to time by resolutions adopted by the Board of Directors, but shall not be less than three
(3) persons nor greater than nine (9). The Company's Bylaws also provide for a classified Board of Directors comprised of Classes I, II and III. The Company's bylaws further provide that a majority of the Board of Directors shall be unaffiliated (the "Unaffiliated Directors"), directly or indirectly, with any person or entity responsible for directing and performing the day-to-day business affairs of the Company. The Board of Directors has determined that seven (7) directors is an appropriate number, five (5) of whom are unaffiliated, with two directors in Class I and Class II and three directors in Class III. The terms are staggered to provide for the election of one class each year. The Class I, Class II and Class III directors of the Company are serving for terms expiring in 1998, 1999, and 1997, respectively. One Class II director of the Company, Mr. Owen Lopez, has been nominated for election at the Annual Meeting to serve for a two-year term and until his successor is elected and duly qualified because he was elected by the Board of Directors on December 18, 1996 to fill a vacancy, and therefore is standing for election by the shareholders. Three Class III directors of the Company are to be elected at the Annual Meeting to serve for three-year terms and until their successors are elected and duly qualified. Mr. H. Garrett Thornburg, Jr., Mr. Joseph H. Badal and Mr. Stuart C. Sherman have been nominated by the Board of Directors as Class III Directors for election to the Board at the Annual Meeting. Except where authority to do so is withheld, the accompanying Proxy will be voted FOR the election of Mr. Lopez to serve as a Class II director of the Company for a term of two years and until his successor is duly elected and qualified and FOR the election of Mr. Thornburg, Mr. Badal and Mr. Sherman, each to serve as Class III directors of the Company for a term of three years and until their successors are duly elected and qualified. The proxies cannot be voted for a greater number of persons than the number of nominees named herein. All of the nominees are currently members of the Board of Directors and have agreed to continue to serve if elected. In the event any of the nominees shall unexpectedly be unable to serve, the proxyholders will vote for such other person as the Board of Directors may designate. The election of each nominee as a director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of the directors. Votes that are withheld and shares held in street name that are not voted in the election of the directors will not be included in determining the number of votes cast. Biographical information regarding each nominee is set forth below along with biographical information for each continuing director:

INFORMATION REGARDING DIRECTOR NOMINEES AND CONTINUING DIRECTORS

CLASS II  NOMINEE - TERM EXPIRING IN 1999

   MR. LOPEZ, 56, was elected to the Board of Directors on December 18, 1996. Mr. Lopez has been the Executive Director of the McCune Charitable Foundation in Santa Fe, New Mexico since 1994 and before that he was the Managing Partner of the Hinkle Law Firm, Santa Fe, New Mexico, from 1982 to 1993. Mr. Lopez is actively involved with a number of charitable and community organizations, and is currently a trustee of the International Folk Art Foundation, a board member of the Santa Fe Chamber Music Festival, a regent of New Mexico Tech, a commissioner of the National Museum of American Art of Smithsonian, a board member of St. John's College in Santa Fe and a trustee of the Rocky Mountain Mineral Law Foundation. Mr. Lopez is a graduate of Stanford University, B.A. and Notre Dame University, J.D.

CLASS III  NOMINEES - TERMS EXPIRING IN 2000

   MR. THORNBURG, 51, is the Chairman of the Board, Chief Executive Officer and has been a director of the Company since the Company commenced operations in June of 1993. He is also Chairman, Chief Executive Officer and a director of Thornburg Mortgage Advisory Corporation (the "Manager") and Thornburg Management Company ("TMC"), an investment advisory firm organized in 1982 and Thornburg Securities Corporation ("TSC"), a registered broker-dealer that acts as a distributor of mutual funds managed by TMC and also has participated as an underwriter in previous public offerings of the Company's common stock. Mr. Thornburg owns a majority of the voting shares of TMC, TSC, and the Manager. TMC is advisor to the eight Thornburg Mutual Funds. Mr. Thornburg is also the President and a trustee of Thornburg Investment Trust, a regulated investment company organized as a Massachusetts business trust, that is the issuer of six of the Thornburg Mutual Funds. Mr. Thornburg is also Chairman of the Board and a director of Limited Term Municipal Fund, Inc., a regulated investment company organized as a Maryland corporation. The seven Thornburg bond funds and one equity fund currently have assets in excess of $1.6 billion. TMC also acts as a subadvisor to the New England Investment Company's Daily Tax Free Income Fund with assets of $610 million and as placement agent to six of their Tax-Free Money Funds with assets of $1.1 billion. Mr. Thornburg is a graduate of Williams College, B.A. and Harvard University, MBA.

   MR. BADAL, 52, has been a director of the Company since it commenced operations in June of 1993. He is currently Senior Vice President of Residential Loan Production with Charter Mortgage Company, headquartered in Albuquerque, New Mexico. From 1980 through 1994, Mr. Badal was the President of Merit Southwest Development Company, Inc., a consulting and commercial and industrial real estate development firm in Albuquerque, New Mexico. Mr.
Badal is a former member of the New Mexico House of Representatives and former Chairman of the New Mexico Mortgage Finance Authority. Mr. Badal is a graduate of Temple University, B.S. and the University of New Mexico, MBA.

   MR. SHERMAN, 58, has been a director of the Company since it commenced operations in June of 1993. He has been the President of S. C. Sherman & Company, Inc. and American Southwest Development Company, Inc. since 1978, both commercial real estate development firms. From April 1991 until September 1994, Mr. Sherman was also Executive Vice President of The Royce Company, a commercial real estate brokerage firm and an affiliate of Great Western Financial Corporation.

CLASS I AND II DIRECTORS - TERMS EXPIRING IN 1998 AND 1999

   MR. ATER, 51, has been a director of the Company since March of 1995. Mr. Ater is the President of Ater & Associates, an owner/broker of various commercial and residential real estate development projects, as well as a planning and management consulting firm. Mr. Ater is a principal in Zeckendorf Oregon Ventures, also a real estate development entity. Mr. Ater is also a Trustee of Thornburg Investment Trust, an open-end management investment company, which has six portfolios: five bond funds and one equity fund. Mr. Ater is actively involved with a number of charitable and community organizations, and is currently a member of Santa Fe Economic Development, GBAC, the New Mexico Governor's Business Advisory Council, and the New Mexico Amigos, the state's official goodwill ambassadors. Mr. Ater has been involved in a variety of real estate development projects since 1980, and from 1970 to 1980, was employed by First National Bank of Santa Fe where he was President and Chief Executive Officer from 1978 to 1980. Mr. Ater is a graduate of Stanford University.

   MR. GOLDSTONE, 42, is the President, Chief Operating Officer and has been a director of the Company since the Company commenced operations in June of 1993. Mr. Goldstone is also a Managing Director of the Manager. The Manager is responsible for the day-to-day operations of the Company, subject to the supervision of the Board of Directors. From November 1991 until August 1992, Mr. Goldstone was employed at Downey Savings and Loan Association, where he was a Senior Vice President and Treasurer. While employed by Downey Savings and Loan, Mr. Goldstone was primarily responsible for cash and liquidity management, mortgage portfolio management, wholesale funding and interest rate risk management. Prior to his employment at Downey Savings, Mr. Goldstone was employed by Great American Bank, a federal savings bank, for a period of eight years. Mr. Goldstone held a variety of increasingly responsible positions, including manager in the Treasury Department and in the Mortgage Portfolio Management Department. Mr. Goldstone was responsible for the management and trading of a $3 billion mortgage-backed securities portfolio and was instrumental in structuring over $1 billion of privately and publicly issued adjustable and variable-rate mortgage-backed securities. Additionally, Mr. Goldstone has extensive experience in all facets of mortgage finance, interest rate risk management and hedging. Mr. Goldstone resigned from Great American in October 1991, having held the title of Senior Vice President.

   MR. LORIE, 75, has been a director of the Company since it commenced operations in June of 1993. He currently is Eli B. and Harriet B. Williams Professor Emeritus of Business Administration in the Graduate School of Business at the University of Chicago. Mr. Lorie has been Director of Research, Associate Dean and Acting Dean of the Graduate School of Business, University of Chicago. He is presently on the Board of Directors of the Acorn Fund and ARDCO. He has been a consultant to SRI on the future of the securities industry and has been a member of the National Market Advisory Board, the Board of the Chicago Board Options Exchange, the Board of the National Association of Securities Dealers, Inc., the Board of Directors of Elsinore Corporation, Merrill Lynch & Co., Inc., the Square D Company and the Vulcan Materials Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS

   The Board of Directors held five meetings in 1996. Each of the directors attended at least 75% of the meetings of the Board of Directors and of the committees on which each served during the period for which each was a director during 1996.

   The Board of Directors has an audit committee which consists of Mr. Ater, Mr. Badal, and Mr. Sherman. The audit committee meets with the Company's independent certified public accountants at least twice a year, once before and once after the annual audit, to review the scope of and to discuss the results of the annual audit. The audit committee may also meet at such other times as they shall deem appropriate and the Company's independent certified public accountants have been instructed to inform the audit committee at any time of any information concerning the Company that they consider appropriate. The audit committee met twice during 1996.

   The Board of Directors also has a nominating committee consisting of Mr. Ater, Mr. Badal, Mr. Lopez, Mr. Lorie and Mr. Sherman. The nominating committee was established for the sole purpose of having the Unaffiliated
Directors recommend to the entire Board of Directors future nominees for election as Unaffiliated Directors of the Company. The nominating committee met twice during 1996.

   The Board of Directors does not have a compensation committee since the Company has no paid officers or employees. However, the Board of Directors does have a stock option committee consisting of Mr. Ater, Mr. Badal, Mr. Lopez, Mr. Lorie and Mr. Sherman. The stock option committee administers the Plan of the Company and has exclusive discretion to make stock option grants and other awards under the Plan. The stock option committee members can only receive grants of stock options under a predetermined formula which is defined in the Plan. Under the Plan, Non-Qualified Options for 13,333 shares are granted under a formula to each unaffiliated director as of the date of election to office, and thereafter options are granted for 0.2% of the Common Stock sold by the Company during the previous fiscal quarter as part of a continuous offering or 0.2% of the Common and Preferred Stock sold by the Company on the pricing date of a firm commitment public offering or direct placement (excluding shares issued under the Company's Dividend Reinvestment and Stock Purchase Plan and shares issued pursuant to the exercises of options under the Plan). The stock option committee met three times during 1996.

   The Board of Directors has an executive committee comprised of Mr. Thornburg, Mr. Ater and Mr. Sherman. The executive committee meets to consider various matters delegated by the Board of Directors and to make recommendations to the Board of Directors regarding such matters. The executive committee met two times during 1996.

   In addition, the Unaffiliated Directors annually review the Company's contract with the Manager to determine whether the contracted fee schedule is reasonable in relation to the nature and quality of services performed by the Manager under the contract.

   The Unaffiliated Directors receive an annual fee of $15,000 per year plus $1,000 for each meeting of the Board of Directors. The members of the audit committee receive $1,000 per year for their services as members of the audit committee. The members of the nominating committee and the stock option committee do not receive compensation for service on those respective committees. The unaffiliated members of the executive committee receive $1,000 per meeting for their services as members of the executive committee.
Unaffiliated Directors are reimbursed for expenses related to their attendance at Board of Directors and committee meetings.

   In addition, in accordance with a predetermined formula, during 1996 the Company granted to each member of the stock option committee, except Mr. Lopez, options to purchase 8,151 shares of Common Stock, 836 at an exercise price of $14.375 and 7,315 at an exercise price of $15.625. Mr. Lopez was granted options to purchase 13,333 shares of Common Stock at an exercise price of $19 at the time he was elected to the Board of Directors, in accordance with the predetermined formula for newly elected unaffiliated directors. As of December 31, 1996, 32,604 of these options are exercisable, 3,344 of which will expire on March 29, 2006 and 29,260 of which will expire on May 2, 2006. The 13,333 stock options granted to Mr. Lopez will become exercisable on June 18, 1997 and will expire on December 19, 2006.

                          MANAGEMENT OF THE COMPANY

   The executive officers of the Company and their position are as follows:

            Name                  Age               Position(s) Held
      -------------------------  -----       ---------------------------------
      H. Garrett Thornburg, Jr.   51         Chairman of the Board, Director
                                             and Chief Executive Officer
      Larry A. Goldstone          42         Director, President and Chief
                                             Operating Officer
      Richard P. Story            44         Chief Financial Officer and
                                             Treasurer

   The executive officers serve at the discretion of the Company's Board of Directors. Biographical information regarding Mr. Thornburg and Mr. Goldstone is provided above. Biographical information regarding Mr. Story is set forth below.

   Mr. Story has been the Chief Financial Officer of the Company and the Chief Accounting Officer of the Manager since May 1993 and Treasurer of the Company since June 1994. From April 1992 until April 1993, he was the Controller of Sharp HealthCare, a health care company in San Diego, California. As Controller, Mr. Story was responsible for financial statement preparation and reporting, accounts payable, payroll, fixed assets and corporate tax. From 1976 until April 1992, Mr. Story was employed at Great American Bank, a federal savings bank in San Diego, and from 1988 until 1992 held the position of Controller at that institution. As Controller, he was responsible for financial reporting, budgeting and planning, financial analysis, loan portfolio reporting and analysis, insurance risk management, corporate tax, accounts payable, fixed assets and payroll.

                            EXECUTIVE COMPENSATION

   The Company has not paid, and does not intend to pay, any annual compensation to the Company's executive officers for their services as executive officers. However, the Company may from time to time, at the direction of the stock option committee, grant options to purchase shares of the Company's Common Stock to the executive officers and directors pursuant to the Company's Plan.

STOCK OPTIONS GRANTED AND OUTSTANDING

   The following table presents the total number of stock options granted to executive officers of the Company during the year ended December 31, 1996.


          STOCK OPTIONS GRANTED DURING YEAR ENDED DECEMBER 31, 1996

                         Number of   % of
                          Shares     Total
                        Underlying  Options                             Value
                         Options   Granted to  Exercise  Expiration  on Date of
                         Granted   Employees     Price      Date      Grant (1)
                         --------  ---------   --------   ---------  -----------
H. Garrett Thornburg, Jr.   1,780      1.56%   $ 14.375   3/29/2006   $  1,976
                           38,182     33.44%     15.000   4/23/2006     45,818
                            2,297      2.01%     15.625   5/02/2006      2,963
Larry A. Goldstone          1,780      1.56%     14.375   3/29/2006      1,976
                           38,182     33.44%     15.000   4/23/2006     45,818
                            2,297      2.01%     15.625   5/02/2006      2,963
Richard P. Story              890      0.78%     14.375   3/29/2006        988
                           19,097     16.73%     15.000   4/23/2006     22,916
                            1,152      1.01%     15.625   5/02/2006      1,486

(1)The value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996: dividend yield of 10%; expected volatility of 23.3%; risk-free interest rate of 6.52%; and expected lives of 7 years.

   The following table presents the total number of stock options held by the executive officers of the Company as of December 31, 1996 and the year-end value of these options. There were no stock option exercises by the executive officers during 1996.

AGGREGATED OPTION EXERCISES IN 1996 AND OPTION VALUES AS OF DECEMBER 31, 1996

                                               Number of
                                               Securities            Value of
                                               Underlying          Unexercised
                         Number                Unexercised         In-the-money
                           of                 Stock Options       Stock Options
                         Shares                at 12/31/96       at 12/31/96 (1)
                        Acquired           ------------------   ----------------
                           on      Value   Exer-      Unexer-   Exer-    Unexer-
                        Exercise Realized  cisable    cisable   cisable  cisable
H. Garrett Thornburg, Jr     0      $0     175,980        0   $1,046,114   $  0
Larry A. Goldstone ....      0       0     175,980        0    1,046,114      0
Richard P. Story ......      0       0      87,999        0      523,112      0

(1) The value of unexercised options is calculated using the closing price of $21.375 on the New York Stock Exchange (the "NYSE") of the Company's Common Stock on December 31, 1996.

TOTAL RETURN COMPARISON

   The following graph presents a total return comparison of the Company's Common Stock, since the commencement of the Company's operations on June 25, 1993 through December 31, 1996, to the S&P Composite-500 Stock Index, the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") All REIT Index and NAREIT Mortgage REIT Index. The total return reflects stock price appreciation and the value of dividends for the Company's Common Stock and for each of the comparative indices. The information herein has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on June 25, 1993, the commencement of the Company's operations, and that all dividends were reinvested. The total return performance shown on the graph is not necessarily indicative of future total return performance.

           TOTAL RETURN COMPARISON SINCE COMMENCEMENT OF OPERATIONS
                          THROUGH DECEMBER 31, 1996

                        PERFORMANCE GRAPH APPEARS HERE

                                6/25/93   12/31/93  12/31/94  12/31/95  12/31/96
                                --------  --------  --------  --------  --------
Thornburg Mortgage Asset Corp.  $ 100.00  $ 111.93  $  57.77  $ 119.80  $ 168.30
S&P Composite-500 Index ......    100.00    104.93    106.31    146.09    179.64
NAREIT Mortgage REIT Index ...    100.00    107.85     81.64    133.41    201.27
NAREIT All REIT Index ........    100.00    102.39    103.22    122.12    165.78

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In addition to being Chairman of the Board, Chief Executive Officer and a director of the Company, Mr. Thornburg is Chairman of the Board, President and a director of the Manager and owns a controlling interest in the Manager. Mr. Goldstone, in addition to being the President, Chief Operating Officer and a director of the Company, is a managing director of the Manager. Mr. Story, the Treasurer and Chief Financial Officer of the Company, is also the Chief Accounting Officer of the Manager. As such, Mr. Thornburg, Mr. Goldstone and Mr. Story are paid employees of the Manager. Mr. Goldstone and Mr. Story own minority interests in the Manager.

   The Company pays the Manager an annual base management fee based on average shareholders' equity, adjusted for liabilities that are not incurred to finance assets ("Average Shareholders' Equity" or "Average Net Invested Assets" as defined in the Agreement) payable monthly in arrears as follows: 1.1% of the first $300 million of Average Shareholders' Equity, plus 0.8% of the portion above $300 million. For the year ended December 31, 1996, the Company paid the Manager $1,872,000 in base management fees in accordance with the terms of the Agreement.

   The Manager is also entitled to earn performance based compensation in an amount equal to 20% of the Company's annualized net income, before performance based compensation, above an annualized Return on Equity equal to the ten year U.S. Treasury Rate plus 1%. For purposes of the performance fee calculation, equity is generally defined as proceeds from issuance of common stock, before underwriter's discount and other costs of issuance, plus retained earnings. For the year ended December 31, 1996, the Company paid the Manager $2,462,000 in performance based compensation in accordance with the terms of the Agreement.

   On September 18, 1996, the Board of Directors of the Company completed a study of the management fees and expenses of comparable companies. The study indicated that the total management fees and other operating expenses of the Company are below the level of other comparable companies, whether the other companies were self-managed or externally managed. The study also indicated that the Company's base management fee was significantly less than any other externally managed company and that the performance fee was higher. As a result of the study, the unaffiliated directors decreased the formula for the performance based compensation from 25% to 20% of the Company's annualized net income, before performance based compensation, above an annualized Return on Equity as described above. Additionally, the unaffiliated directors simplified the formula described above for the base management fee.

   These changes took effect October 1, 1996. The combined fees paid to the Manager for the period from October 1, 1996 to December 31, 1996 were virtually the same under the new management fee formulas as they would have been under the prior formula.

   Pursuant to the terms of the Management Agreement, in the event a person or entity obtains more than 20% of the Company's Common Stock, if the Company is combined with another entity, or if the Company terminates the Management
Agreement other than for cause, the Company is obligated to acquire substantially all of the assets of the Manager through an exchange of shares with a value based on a formula tied to the Manager's net profits.

   The Bylaws of the Company provide that the Board of Directors shall evaluate the performance of the Manager before entering into or renewing any management arrangement and that the Unaffiliated Directors shall determine at least annually that the Manager's compensation is reasonable in relation to the nature and quality of services performed.

   The Company does not intend to purchase any mortgage securities or enter into any servicing or administrative agreements (other than the Management Agreement) with any entities affiliated with the Manager.

   Thornburg Securities Corporation, an affiliate of the Manager, was an underwriter in both the April 1996 public offering of the Company's Common Stock and the January 1997 public offering of the Company's Preferred Stock. Thornburg Securities Corporation was not the lead underwriter in either offering and did not participate in any negotiations of the underwriters' compensation or the terms of either offering.

             AMENDMENT AND RESTATEMENT OF 1992 STOCK OPTION PLAN

   At the Annual Meeting, shareholders will be asked to consider and approve an amendment and restatement of the Company's 1992 Stock Option Plan (the "Plan"). The summary description of certain features of the amended and restated Plan contained below, is qualified in its entirety by the full text of the amended and restated Plan, which is attached hereto as Appendix A.

BACKGROUND OF THE PLAN

   The Plan, was originally adopted by the Board of Directors and approved by the Company's shareholders in September, 1992, and first amended and restated by the Company in May, 1996. The Plan originally authorized the issuance of 1,000,000 shares of the Company's Common Stock for issuance under the Plan. The Board of Directors may amend the Plan, subject in certain cases to shareholder approval. The Plan is administered by the stock option committee.

   The existing Plan provides for the granting of options to directors, officers, other employees and consultants of the Company to purchase shares of Common Stock aggregating up to 5% of the outstanding shares. Such options may be either "incentive stock options" ("Incentive Options") as defined by Section 422 the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify ("Nonqualified Options"). Incentive Options may be granted only to employees, must have an exercise price not less than the fair market value of the shares on the grant date, and may be exercisable for a term of not more than ten years. Subject to certain other limitations contained in the Plan, the terms of each option grant are in other respects generally determined by the stock option committee in its discretion.

   Under the existing Plan, Non-Qualified Options for 13,333 shares are granted under a formula to each unaffiliated director as of the date of election to office, and thereafter options are granted for 0.2% of the Common Stock sold by the Company during the previous fiscal quarter as part of a continuous offering or 0.2% of the Common and Preferred Stock sold by the Company on the pricing date of a firm commitment public offering or direct placement (excluding shares issued under the Company's Dividend Reinvestment and Stock Purchase Plan and shares issued pursuant to the exercises of options under the Plan). All such options are granted at 100% of the fair market value on the date of grant. Although not required under the Plan, it has been the policy of the stock option Committee to also grant Incentive and Non-Qualified options to the inside directors, executive officers and key employees of the Company in the aggregate amount of 3% of the Company's outstanding Common Stock sold in public or private offerings.

PROPOSED AMENDMENT AND RESTATEMENT OF THE PLAN

   On March 14, 1997, the Board of Directors adopted an amendment and restatement of the Plan, subject to shareholder approval, to increase the number of shares subject to the Plan from 1,000,000 shares to 2,000,000 shares and to expand the Plan to authorize the grants of, in addition to stock options, Dividend Equivalent Rights ("DERs"), Stock Appreciation Rights ("SARs"), and Phantom Stock Rights ("PSRs"). The stock option provisions of the Plan are being expanded to permit the grant of options upon the issuance of Convertible Preferred Stock, exercisable only upon conversion of the Convertible Preferred Stock into Common Stock. The amendments also provide for acceleration and full vesting of options and rights upon a change of control of the Company and for the authorization of loans to individuals to provide funds for the exercise of options. The amended and restated Plan changes the name of the Plan to the "Thornburg Mortgage Asset Corporation Amended and Restated 1992 Stock Option and Incentive Plan" in order to reflect these changes. Although the Plan authorizes a number of additional types of stock-based awards, the number of shares subject to the Plan is not being increased.

INCREASE IN NUMBER OF SHARES RESERVED UNDER THE PLAN

   The Plan is being amended to increase the number of Shares subject to the Plan from 1,000,000 shares to 2,000,000 shares. However, the number of stock options which may be granted under the Plan is limited to an aggregate of 5% of the Company's outstanding shares of Common Stock. As of March 14, 1997, options for 766,261 shares have been granted under the Plan, leaving only 233,739 shares available for future option grants. Accordingly, the number of shares subject to the Plan is being increased to provide for option grants in future years under the formula described above.

NEW TYPES OF AWARDS

   The following is a summary description of the new amendments to the Plan which authorizes the grant of the following new types of incentive and stock-based awards.

   DERs. The Committee may grant dividend equivalent rights, which entitle the recipient to receive cash equal to the dividends that would be paid if the grantee had held a specified number of Shares. DERs may be granted as a component of stock options or other awards or as a free standing award. Dividend equivalents credited under the Plan may be paid currently in cash or may be deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue additional dividend equivalents.

   The formula provision of the amended and restated Plan authorizes the grant of DERs to independent directors and officers at the same time as the options, exercisable separately, in the amount of 25% of options granted in 1998; 45% of options granted in 1999; 55% of options granted in 2000; 65% of options granted in 2001; and 75% of options granted in following years. The stock option committee's policy is to grant DERs to inside directors, officers and key employees in similar proportions to the stock options granted to such individuals.

   SARs and PSRs. The stock option committee may award SARs and/or PSRs either as a freestanding award or in tandem with a stock option. Upon exercise of an SAR, the holder will be entitled to receive an amount in cash equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the exercise price per share specified in such right multiplied by the number of shares with respect to which the SAR is exercised. Upon exercise of a PSR, the holder will be entitled to receive an amount in cash equal to the value of the Common Stock at the time of exercise multiplied by the number of shares with respect to which the PSR is exercised. The PSR grants may also include the right to receive DERs on the number of shares covered by the PSR grant.

CHANGE OF CONTROL PROVISIONS

   The amended and restated Plan provides that in the event of a "Change of Control" (as defined in the Plan) of the Company, all stock options and SARs shall automatically become fully exercisable and all restrictions on PSRs and DERs shall automatically lapse and become fully vested. In addition, at any time prior to or after a Change of Control, the stock option committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

RESPONSE TO TAX LAW CHANGES

   Each member of the stock option committee must qualify as an "outside director" as defined under Section 162(m) of the Code. Each grant awarded under the Plan must be "performance-based," as defined in the applicable Treasury Regulations and the stock option committee must certify that the performance goals prescribed under a particular grant have been met. Notwithstanding the discussion below of the deductibility of compensation under the Plan by the Company, Section 162(m) to the Code would render non-deductible to the Company certain compensation to certain of the Company's officers to the extent such person's total compensation exceeds $1,000,000 in any year unless such excess compensation is "qualified performance-based compensation" (as defined) or is otherwise exempt from these limits on deductibility. The applicable conditions of an exemption for qualified performance-based compensation plans include, among others, a requirement that the shareholders approve the material terms of the plans. No assurances can be given that compensation payable under the Plan to such persons will be deductible to the Company if such $1,000,000 limitation is exceeded. The Plan has been adopted by the Committee subject to stockholder approval. Although the Company believes that certain performance awards under the Plan may be exempt from such limits as performance based compensation in any event, other awards under the Plan would not be.

TAX ASPECTS OF THE AMENDMENTS

   DERs. A recipient of a DER award will not realize taxable income at the time of grant and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant will recognize ordinary income, and the Company will be entitled to a deduction. The measure of the income and deduction will be the amount of cash and the fair market value of the shares at the time the DER is paid.

   PSR. A participant who has been granted a PSR performance award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or shares, the participant will have ordinary income, and the Company will have a corresponding deduction. The measure of such income and deduction will be the amount of cash and the fair market value of the shares at the time the award is paid.

   NONQUALIFIED OPTIONS AND SARs. There are no Federal income tax consequences to either the non-employee Director optionees or to the Company on the grant of a Nonqualified Option. On the exercise of a Nonqualified Option, the optionee has taxable ordinary income equal to the excess of fair market value of the Shares received on the exercise date over the option price of the Shares. The optionee's tax basis for the Shares acquired upon exercise of a Nonqualified Option is increased by the amount of such taxable income. The Company will be entitled to a Federal income tax deduction in an amount equal to such excess. Upon the sale of the Shares acquired by exercise of a Nonqualified Option, the optionee will realize long-term or short-term capital gain or loss depending upon his or her holding period for such Shares. Similar tax consequences result for the Company upon the exercise of an SAR. An SAR results in ordinary compensation income to the recipient.

   INCENTIVE STOCK OPTIONS. An optionee who receives an incentive stock option will not be treated as receiving taxable income upon the grant of the option or upon the exercise of the option, provided the exercise occurs, in general, during employment or within three months after termination of employment. However, any appreciation in share value after the date of grant will be an item of tax preference at the time of exercise in determining liability for the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not sold or otherwise disposed of within two years from the date of grant of the option nor within one year after the date of exercise, any gain or loss resulting from disposition of the stock will be treated as long-term capital gain or loss. If stock acquired upon exercise of an incentive stock option is disposed of prior to the expiration of such holding periods (a "disqualifying disposition"), the optionee will realize ordinary income in the year of such disposition in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price or, if less, the excess of the amount realized on the disqualifying disposition over the exercise price. Any remaining gain will be taxed at capital gains rates.

   The Company will not be entitled to any deduction as a result of the grant or exercise of an incentive stock option, or on a later disposition of the stock received, except that in the event of a disqualifying disposition the Company will be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

BOARD RECOMMENDATION

   The Board of Directors believes that it is in the best interests of the Company to provide performance-based as well as stock appreciation-based incentives to directors, officers and other employees of the Company to provide them with an additional means of incentive compensation that reflects the Company's successful performance and increase to its shareholder value. FOR THESE REASONS THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED PLAN. THE AFFIRMATIVE VOTE OF FIFTY PERCENT (50%) OF THE VOTES CAST IS REQUIRED TO APPROVE THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR SUCH APPROVAL UNLESS A VOTE AGAINST THE PROPOSAL IS SPECIFICALLY INDICATED IN THE PROXY.

                           APPOINTMENT OF AUDITORS

   The Board of Directors has appointed McGladrey & Pullen, LLP, independent certified public accountants, to examine the financial statements of the Company for the year ended December 31, 1997. McGladrey & Pullen, LLP has been the Company's independent certified public accountants since the Company commenced operations in June 1993. A representative of McGladrey & Pullen, LLP is expected to be available by tele-conference at the Annual Meeting and will be provided with an opportunity to make a statement and to respond to appropriate questions from shareholders.
                                OTHER MATTERS

   The management and the Board of Directors of the Company know of no other matters to come before the Annual Meeting other than those stated in the Notice of the Annual Meeting. To date, no shareholder proposals have been received by the Company. However, if any other matters are properly presented to the shareholders for action, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

                            SHAREHOLDER PROPOSALS

   Any  proposal  that a  shareholder  may desire to present to the 1998  Annual
Meeting of shareholders must be received in writing by the Secretary of the Company prior to November 28, 1997. Such written notice must set forth (i) a brief description of the business desired to be brought before the meeting; (ii) the shareholder's name and address as they appear on the Company's books; (iii) the number of shares of Common Stock beneficially owned by the shareholder; and
(iv) any material interest of the shareholder in such business.

                                ANNUAL REPORT

   The 1996 Annual Report to shareholders including financial statements for the year ended December 31, 1996, which is being mailed to shareholders together with this Proxy Statement, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.

   A COPY OF THE FORM 10-K ANNUAL REPORT (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE UPON REQUEST, WITHOUT CHARGE. THE REQUEST SHOULD BE DIRECTED TO RICHARD P. STORY, CHIEF FINANCIAL OFFICER, AT 119 MARCY STREET, SANTA FE, NEW MEXICO, 87501.


                                    By the order of the Board of Directors




                                    Larry A. Goldstone
            March 24, 1997          President and Chief Operating Officer

[X] Please mark votes    1. The election of one Class II Director to serve for a
    as in this example.     two year term, and three Class III Directors to
                            serve for a three year term, each until his
                            successor is duly elected and qualified.
------------------
THORNBURG MORTGAGE
ASSET CORPORATION
------------------
                                                              With-    For All
              CLASS II:  OWEN M. LOPEZ                  For    hold     Except

              CLASS III: H. GARRETT THORNBURG, JR.    [   ]   [   ]    [   ]
                         JOSEPH H. BADAL
                         STUART C. SHERMAN
RECORD DATE SHARES:

                         NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's(s') name(s). Your shares will be voted for the remaining nominees.

                                                       For   Against   Abstain
                       2.  Approval of amendments to
                           the amended and restated   [   ]   [   ]     [   ]
                           1992 Stock Option Plan.

                       3. Such other business as may properly come before the
                          Annual Meeting of Shareholders, or at any and all adjournments thereof.

Please be sure to sign
and date this Proxy.
Date___________           Mark Box at right if an address change or comment
                          has been noted on the reverse side of this card. [   ]

--------------------------
Shareholder sign here


--------------------------
Co-owner sign here

DETACH CARD                                                 DETACH HERE



                  THORNBURG MORTGAGE ASSET CORPORATION

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Ballot. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, April 24, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


Thornburg Mortgage Asset Corporation


--------------------------------------------------------------------------------

                  THORNBURG MORTGAGE ASSET CORPORATION
           119 EAST MARCY STREET, SANTA FE, NEW MEXICO 87501
                             (505) 989-1900

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Thornburg Mortgage Asset Corporation will be held at the Hotel Plaza Real, Nambe Room, 125 Washington Avenue, Santa Fe, New Mexico 87501, on Thursday, April 24, 1997, at 9:00 a.m. MST, to consider and act upon the matters discussed on the reverse side of this card.

Management desires to have maximum representation of shareholders at the Annual Meeting. In order that your shares may be represented at the Annual Meeting, management respectfully requests that you date, execute and promptly mail the enclosed Proxy in the accompanying postage-paid envelope. A Proxy may be revoked by a shareholder by notice in writing to the Secretary of the Company at any time prior to its use, by presentation of a later-dated Proxy, or by attending the Annual Meeting and voting in person.

Only shareholders of record at the close of business on March 14, 1997, the record date, will be entitled to vote at the Annual Meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign this Proxy exactly as your name appears on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

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